Exhibit 21

Subsidiaries of Insituform Technologies, Inc.

The following table sets forth certain information concerning the Company and its direct and indirect subsidiaries.

Name	Place of Incorporation/Organization

Affholder, Inc.	Missouri
INA Acquisition Corp.	Delaware
Insituform Asia Limited	Hong Kong
Insituform Belgium N.V.	Belgium
Insituform France, S.A.	France
Insituform Holdings (UK) Limited	United Kingdom
Insituform Linings Plc.	United Kingdom
Insituform (Netherlands) B.V.	Netherlands and Delaware
Insituform Pacific Pty. Limited	Australia
Insituform Rioolrenovatietechnieken B.V.	Netherlands
Insituform Rohrsanierungstechniken GmbH	Germany
Insituform sp. z o.o.	Poland
Insituform Technologies Iberica S.A.	Spain
Insituform Technologies Limited	Alberta, Canada
Insituform Technologies Limited	United Kingdom
Insituform Technologies USA, Inc.	Delaware
Ka-Te Insituform AG	Switzerland
Kinsel Industries, Inc.	Texas
Mississippi Textiles Corporation	Mississippi
United Pipeline de Mexico, S.A. de C.V.	Mexico
United Sistema de Tuberias Limitada	Chile
Video Injection S.A.S.	France

Other subsidiaries of the Company are not named in the table above. Such unnamed subsidiaries considered in the aggregate or as a single subsidiary would not constitute a significant subsidiary.